Exhibit 99.1

WESTLAKE CHEMICAL CLOSES PURCHASE OF NAKAN PVC COMPOUNDING SOLUTIONS BUSINESS

HOUSTON, January 02, 2019 – Westlake Chemical Corporation (NYSE: WLK) today completed the previously announced acquisition of NAKAN™, a global compounding solutions business.

NAKAN’s products are used in a wide-variety of applications, including in the automotive, building and construction, and medical industries.

“The combination of NAKAN with Westlake’s existing compounding business represents an excellent strategic fit. It will allow us to expand our compounding business globally and add important specialty products and technology to our existing portfolio,” said Albert Chao, president and chief executive officer of Westlake Chemical Corporation. “NAKAN brings an impressive business with an outstanding reputation for meeting customer needs with superior technology, product quality, and operating excellence. We are pleased to welcome their talented team into the Westlake family of companies.”

With this combination, Westlake’s compounding business now has facilities worldwide in China, France, Germany, Italy, Japan, Mexico, Spain, the United States and Vietnam, as well as a world-class research facility in France and several application laboratories.

About Westlake Chemical Corporation

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the company’s website at www.westlake.com.

About NAKAN

NAKAN is a global leader in PVC, TPE and TPO compounds for selected markets: Automotive Industry, Healthcare, Packaging, Consumer Goods, Building and Construction. The wide range of Nakan products includes rigid and flexible grades for extrusion, injection, pressing and roto-molding: a full set of possibilities for manufacturers and end-users to answer any specific application. For more information, visit the company’s website at www.nakan.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties relate to, among other things, the risks and uncertainties inherent in the petrochemicals, polymers and building products industries discussed in our filings with the Securities and Exchange Commission, as well as the risks and uncertainties inherent in the transaction involving NAKAN. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Media Inquiries: Benjamin Ederington, 1-713-960-9111;

Investor Inquiries: Steve Bender, 1-713-960-9111